Exhibit 10.1

J&J Snack Foods Corp.
Form of Performance Share Unit Agreement

This Performance Share Unit Agreement (this "Grant Agreement") is made and entered into as of [DATE] (the "Grant Date") by and between J&J Snack Foods Corp., New Jersey corporation (the "Company") and [EXECUTIVE NAME] (the "Grantee").

WHEREAS, the Company has adopted the J&J Snack Foods Corp. Amended and Restated Long-Term Incentive Plan (the "Plan") pursuant to which certain types of Performance Awards may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant Performance Awards consisting as performance share units (“PSUs” or “Performance Share Units”) provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Grant of Performance Share Units. Pursuant to Section 8 of the Plan, the Company hereby grants to the Grantee an Award for a target number of [TARGET NUMBER] Performance Share Units (the "Target Award"). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Grant Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Cycle (up to a maximum of [MAXIMUM NUMBER]) will be determined by the level of achievement of the Performance Goal in accordance with Exhibit I attached hereto. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.    Performance Cycle. For purposes of this Grant Agreement, the term "Performance Cycle" shall be the period commencing on September 26, 2021 and ending on September 25, 2024.

3.    Performance Goal.

3.1    The number of PSUs earned by the Grantee for the Performance Cycle will be determined at the end of the Performance Cycle based on the level of achievement of the Performance Goal in accordance with Exhibit I. All determinations of whether the Performance Goal has been achieved, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

3.2    Promptly following completion of the Performance Cycle (and no later than sixty (60) days) following the end of the Performance Cycle), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goal for the Performance Cycle has been achieved, and (b) the number of PSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4.    Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become nonforfeitable on September 25, 2024, subject to (a) the achievement of the minimum threshold Performance Goal for payout set forth in Exhibit I attached hereto, and (b) the Grantee's continued employment from the Grant Date through the date that the PSUs are paid in shares of Common Stock. The number of PSUs that vest and become payable under this Grant Agreement shall be determined by the Committee based on the level of achievement of the Performance Goal set forth in Exhibit I and shall be rounded to the nearest whole PSU.

5.    Termination of Employment.

5.1    Except as otherwise expressly provided in this Grant Agreement, if the Grantee's employment terminates for any reason at any time before all of his or her PSUs have vested, the Grantee's unvested PSUs shall be automatically forfeited upon such termination of employment and neither the Company nor any affiliate shall have any further obligations to the Grantee under this Grant Agreement.

5.2    Notwithstanding Section 5.1, if the Grantee's employment terminates during the Performance Cycle as a result of the Grantee's death or Disability, the Grantee will vest on such date in a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Cycle and the denominator of which equals the total number of days in the Performance Cycle.

6.    Payment of PSUs. Payment in respect of the PSUs earned for the Performance Cycle shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested PSUs, and (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.

7.    Transferability. Subject to any exceptions set forth in this Grant Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

8.    Rights as Shareholder; Dividend Equivalents.

8.1    Except as otherwise provided herein, the Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the PSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

8.2    To the extent that the Company pays an ordinary cash dividend on its shares of Common Stock, the value of such dividends shall accrue over the Performance Cycle and shall be paid out in cash if and when such PSUs vest and become payable. The amount of such accrual shall be equal to the per share cash dividend paid by the Company on its shares of Common Stock multiplied by the number of target PSUs held by the Participant as of the related dividend payment record date.

8.3    Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

9.    No Right to Continued Service. Neither the Plan nor this Grant Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Grant Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment at any time, with or without cause.

10.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 17 of the Plan.

11.    Tax Liability and Withholding.

11.1    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)    tendering a cash payment;

(b)    authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; or

(c)    delivering to the Company previously owned and unencumbered shares of Common Stock.

11.2    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.

12.    Non-competition and Non-solicitation.

12.1    In consideration of the PSUs, the Grantee agrees and covenants not to:

(a)    contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its affiliates, including but not limited to those engaged in the business of the manufacture, development, advertising, promotion, or sale of soft pretzels, churros, funnel cakes, frozen cookie dough, in-store bakery products, biscuits and/ or dumplings, frozen carbonated beverages or similar products (including both existing products as well as products known to the recipient, as a consequence of the recipient’s employment with the Corporation or one of its subsidiaries, to be in development) for a period of [TERM OF MONTHS OR YEARS] following the Grantee's termination of employment;

(b)    directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates for [TERM OF MONTHS OR YEARS] following the Grantee's termination of employment; or

(c)    directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current, former or prospective customers of the Company or any of its affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its affiliates for a period of [TERM OF MONTHS OR YEARS] following the Grantee's termination of employment.

12.2    If the Grantee breaches any of the covenants set forth in Section 12.1:

(a)    all unvested PSUs shall be immediately forfeited; and

(b)    the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13.    Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.    Notices. Any notice required to be delivered to the Company under this Grant Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Grant Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.    Governing Law. This Grant Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey without regard to conflict of law principles.

16.    Interpretation. Any dispute regarding the interpretation of this Grant Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.    PSUs Subject to Plan. This Grant Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

18.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

19.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement shall be severable and enforceable to the extent permitted by law.

20.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Grant Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.

21.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Grant Agreement without the Grantee's consent.

22.    Section 409A. This Grant Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Grant Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

23.    No Impact on Other Benefits. The value of the Grantee's PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

24.    Counterparts. This Grant Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Grant Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Grant Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Grant Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

26.     IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement as of the date first above written.

J & J SNACK FOODS CORP.
By: _____________________ Name: Dan Fachner Title: Chief Executive Officer and President Date:____________________

[EXECUTIVE NAME]
By: _____________________ Date: ___________________

EXHIBIT 1

Performance Cycle

The Performance Cycle shall commence on September 26, 2021 and end on September 25, 2024.

Performance Goal

The number of PSUs earned shall be determined by reference to the Company's cumulative Earnings Before Interest, Taxes, Depreciation, and Amortization over the first two years of the Performance Cycle (“Cumulative EBITDA”). The third year of the Performance Cycle shall be based on continued employment with the Company.

Award Range

Depending on the Company's Cumulative EBITDA during the first two years of the Performance Cycle, the Grantee may earn between 0% and 200% of the Target Award.

Determining PSUs Earned

Except as otherwise provided in the Plan or the Grant Agreement, the number of PSUs earned with respect to the first two years of Performance Cycle (and assuming the Grantee remains employed through the third year of the Performance Cycle) shall be determined as follows:

EBITDA of the Company	Performance Percentage of Target
xxxx or Greater	Maximum (200% of Target)
Less than xxxx But Greater than xxxx	Interpolate between 175% and 200%
Xxx	Mid (175%)
Less than xxxx But Greater than xxxxx	Interpolate between 100% and 175%
Xxxx	Target (100%)
Less than xxxx But Greater than xxxx	Interpolate between 50% and 100%
Xxxx	50% of Target (Minimum)
Less than xxxx	Zero